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                                                                    Exhibit 99.1



    TERAYON EXPANDS BOARD OF DIRECTORS WITH APPOINTMENT OF MATTHEW D. MILLER

Santa Clara, California - July 29, 2004 - Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband access, delivery and management platforms for cable, satellite, telecom and broadcast companies, today announced Dr. Matthew Miller has joined its Board of Directors.

     Miller has worked in the technology industry for more than thirty years with significant experience as an operational executive with an emphasis in broadband digital communications. He is currently President and Chief Executive Officer of Multispectral Imaging, Inc., a venture-financed company developing applications for night vision and thermal imaging. Miller served as CEO of NxtWave Communications, a leading supplier of semiconductor chips for emerging digital television markets worldwide, until its acquisition in 2002 by ATI Technologies. Prior to NxtWave, Miller was Vice President of Technology at General Instrument Corporation, where he made major contributions to the development of digital television, optical communications for cable television, and cable modems. Before joining General Instrument, Miller was Vice President of Technology at Viacom, a horizontally integrated communications company with interests in cable and satellite television.

     "Matt's experience in broadband, digital television and cable makes him an ideal member of our Board of Directors," said Zaki Rakib, Terayon's Chief Executive Officer. "With Matt and our other directors, coupled with the company's management team, I believe we can advance our execution in key growth markets such as digital video processing and high speed cable data services."

     Miller holds a bachelor's degree from Harvard University and a Ph.D. from Princeton University. He serves on the advisory board for several investment groups.


ABOUT TERAYON

     Terayon Communication Systems, Inc. provides access, delivery and management platforms for broadband providers, cable companies, satellite operators and broadcasters for the delivery of advanced, carrier-class voice, data and video services. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

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"SAFE HARBOR" STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995: Except for the historical information contained herein, this news release contains forward-looking statements, including statements of management's opinion or expectations. These statements are estimates and assumptions by Terayon and other parties that involve risks and uncertainties detailed from time to time in Terayon's filings with the Securities and Exchange Commission, including Terayon's 10-Q for the period ended June 30, 2004 and 10-K for the year ended December 31, 2003. Terayon is not obligated to (and expressly disclaims any obligation to) revise/update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.